INITIAL CAPITAL AGREEMENT

                                                             March 13, 2008

Board of Trustees of
The RAM Funds
225 Pictoria Drive
Suite 450
Cincinnati, Ohio 45246

Ladies and Gentlemen:

      The  undersigned   hereby  subscribes  for  10,000  Shares  of  Beneficial
Interest, no par value, of The RAM Capital Appreciation Fund, a series of The RAM Funds, an Ohio business trust, at $10.00 per share for an aggregate purchase price of $100,000. My payment in full is confirmed.

      The undersigned represents and agrees that he is purchasing these Shares for investment purposes, for his own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the Securities Act of 1933, nor with any present intention of distributing or selling such shares.


                                            Very truly yours,

                                            /s/ John C. Riazzi
                                            --------------------------
                                            John C. Riazzi

Confirmed and Accepted:

The RAM Funds

By:   /s/ John C. Riazzi
      ------------------------

Its:  President